UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  21 March 1995

                                 ALPNET, INC.

            (Exact name of registrant as specified in its charter)


            UTAH                     0-15512                  87-0356708

        (State or other         (Commission file             (IRS Employer
        jurisdiction of         number)                     Identification
        incorporation)                                          Number)




                   4444 South 700 East
                   Suite #204
                   Salt Lake City, Utah               84107-3075

                  (Address of principal executive offices)(Zip Code)



      Registrant's telephone number, including area code:  (801) 265-3300

 Former name or former address, if changed since last report:  Not applicable.


Item 5.  Press Release -- ALPNET ANNOUNCES FOURTH QUARTER AND 1994 RESULTS

March 21, 1995 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), a worldwide supplier of language translation and related services, today announced results for the quarter and year ended December 31, 1994. Total revenues for the fourth quarter of 1994 were $5.8 million with a net loss of $95,000 or $.006 per share compared to revenues of $4.9 million with net income of $128,000 or $.008 per share for the fourth quarter of 1993.

Total revenues for the year ended December 31, 1994 were $20.5 million with a net loss of $741,000 or $.04 per share which compares to revenues of $19.5 million with net income of $458,000 or $.03 per share for the year ended December 31, 1993.

Thomas F. Seal, ALPNET President and CEO, stated, "We are pleased to report continued growth in revenues for both the fourth quarter of 1994 and for the year compared with the same periods in 1993. This revenue growth has been achieved as a result of new ALPNET offices opened in 1993 and 1994 as well as higher sales in most of the already existing ALPNET offices around the world. However, despite these higher revenues, losses were sustained as a result of significant price competition encountered in 1994, which significantly eroded margins. While revenue growth year over year increased about 5%, the Company believes the actual growth in business volume in terms of words translated increased by 10 to 15% and we expect volume to continue to increase as the need for language services expands in the global marketplace."

Mr. Seal continued by saying, "The Company remains optimistic about its long-term prospects, and is committed to its customers, employees and to providing a return to its shareholders. While the Company's ability to operate profitably depends partially on competition in the market, we have seen an increase in orders in early 1995 as compared to early 1994 and believe the price competition will not intensify beyond current levels. We are working hard to return to profitability and believe the increased volume trend we are seeing in early 1995 will allow that to happen. ALPNET's balance sheet is stronger than it has been for several years and the Company will continue to compete on the basis of quality, service and geographical proximity to clients and potential clients. Furthermore, ALPNET has the advantage of an experienced management team along with the strength and experience of a worldwide network which has been in place for over seven years."

ALPNET is a worldwide supplier of translation services, with 27 offices in 10 countries on 3 continents. ALPNET supplies its customers with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 ALPNET, Inc.
                                 (Registrant)






Date:   03/22/95   \s\  D. Kerry Stubbs
                   D. Kerry Stubbs
                   Vice President Finance and Chief
                     Financial Officer




Date:   03/22/95   \s\ Thomas F. Seal
                   Thomas F. Seal
                   President and Chief Executive Officer